EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-103091 on Form S-8 and Registration Statement No. 333-211399 on Form S-8 of Landmark Bancorp, Inc. of our report dated March 22, 2021 relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Oak Brook, Illinois
March 22, 2021